                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT
                              --------------------

     EMPLOYMENT AGREEMENT (this "Agreement"), by and between PartnerRe Ltd., a Bermuda company (the "Company"), and Mark L. Pabst (the "Employee").

                                   WITNESSETH:
                                   -----------

     WHEREAS, the Company desires to memorialize the terms of employment of the Employee as Executive Vice President, Corporate Affairs of the Company and at the same time, member of the Executive Committee of PartnerRe Group Management; and

     WHEREAS, the Employee is willing to serve the Company on the terms and conditions herein provided.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   EMPLOYMENT

     The Company agrees to employ the Employee and the Employee agrees to serve the Company on the terms and conditions set forth herein.

2.   TERM

     This Agreement shall be effective, and the Employee's employment as contemplated hereunder shall commence (subject to any immigration considerations), as of 16 July 2001 (the "Effective Date") and shall continue, unless earlier terminated pursuant to Section 6 hereof. Unless either party shall provide Notice of Termination prior to an anniversary date of this Agreement pursuant to Section 6 hereof, this Agreement and the Employee's employment term shall extend automatically for consecutive periods of one year.

3.   POSITION AND DUTIES

     (a) The employee shall serve as the Executive Vice President, Corporate Affairs of the Company and shall report directly to the Chief Executive Officer of the Company. The Employee shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company such as are consistent with the position of Exective Vice President, as well as such other reasonable duties and services consistent with the position of a multi-national reinsurance company as may be prescribed from time to time by the Chief Executive Officer. The Employee's performance of any duties and responsibilities shall be conducted in a manner consistent with any reasonable guidelines provided to the Employee by the Chief Executive Officer.

     (b) Subject to the next succeeding sentence, except during customary vacation periods and periods of illness, the Employee shall, during his employment hereunder, devote substantially his full business time and attention to the performance of services for the Company. The Company hereby acknowledges that the Employee shall be permitted to devote a reasonable amount of his business time, consistent with his duties to the Company and the consent of the Chief Executive Officer, to (a) the management of personal and family investments and (b) serving on the board of directors and/or acting as an officer of any private, public or not-for-profit entities that are not engaged in businesses similar to the Company and do not materially affect the duties of the Employee.

4.   PLACE OF PERFORMANCE

     In connection with the Employee's employment by the Company, the Employee shall generally perform his duties in Bermuda except for reasonably necessary travel on the Company's business and in connection with the performance of his duties hereunder, or may perform his duties hereunder at such places as are mutually agreed upon with the Chief Executive Officer,

5.   COMPENSATION AND RELATED MATTERS

     (a) Base Salary. During the term of this Agreement, the Company shall pay to the Employee a base salary at an aggregate initial rate of USD $320,000 per annum, which shall be reviewed by the Human Resources Committee of the Board of Directors (the "Human Resource Committee") in February, 2002 and annually thereafter (which salary, as adjusted from time to time, is referred to herein as "Base Salary"). Base Salary shall be paid in equal installments in accordance with normal payroll practices of the Company but not less frequently than monthly. Base Salary may be increased (but not decreased) annually at the discretion of the Human Resources Committee. Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Employee's Base Salary hereunder.

     (b) Annual Incentive Bonus Compensation. During the term of the Employee's employment hereunder, the Employee will be entitled to receive annual incentive compensation in an amount for the Company's fiscal year determined in the sole discretion of the Human Resources Committee in accordance with the Company's Compensation Guidelines; provided that the first such bonus shall be determined at between 0% and 140% of Base Salary with 70% for target performance. The first such annual incentive compensation will be paid in March, 2002 and calculated prorata at the rate of 60% of the annual award for the period ending 31 December 2001.

Long-Term Incentive Compensation.

     (a) Sign-on Incentive Stock Option Award. The Employee will receive an award of 25,000 PartnerRe Ltd. stock options. Twenty-five percent of the options will vest immediately, and twenty-five percent will vest on the first, second and third anniversary of the Grant Date. In the event the Optionee ceases to be an employee of the PartnerRe Group for any reason, any Option awards, to the extent vested and exercisable shall be exercisable for three years after termination of employment, but in no event later than the expiration of the Option.

In the case of termination by reason other than for cause, all unvested options on the date of termination will continue to vest according to the stated vesting schedule.

     (b) Annual Incentive Stock Option Award. The Employee will be eligible to participate in the Stock Option Plans of the Company (the "Plans"); the next such award is expected to be granted in February 2002. The Employee shall receive stock options at the sole discretion of the Human Resources Committee of the Board and in accordance with, and subject to, the terms of the Plans, and any agreement executed by the Employee in connection therewith.

     (c) Expenses. During the term of this Agreement, the Employee shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by the Employee in promoting the business of the Company and in performing services hereunder, including all expenses of travel and entertainment and living expenses while away from home on business or at the request of or in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time.


     (d) Other Benefits. During the term of this Agreement, the Employee shall participate, at the Company's expense, in the retirement, death, disability, health and other benefit plans and arrangements set forth on Schedule 1 hereto (the "Benefit Plans") and shall participate in any revision or improvement in such benefits as provided to members of the Company's Executive Committee, which could be made at any time in the future. Except as set forth on Schedule 1 hereto or as otherwise provided in this Agreement, the Company shall have no obligation to provide the Employee with any employee pension, disability, health or other benefits of any kind provided to its employees generally.

6.   TERMINATION


     The Employee's employment hereunder may be terminated under the following circumstances, subject to the effective "Date of Termination" described in
Section 6(e) hereof:

     (a) Death or Disability

     (i) The Employee's employment hereunder shall terminate upon his death.

     (ii) If the Employee shall have qualified for long-term disability benefits under any long-term disability insurance arrangement in which he is participating and the Employee qualifies for the Company's long-term disability benefit, then, notwithstanding the provisions of Section 2, the Company may at any time after the date of such qualification, give to the Employee a Notice of Termination (as defined in Section 6(d) hereof) of the Employee's employment hereunder and the Employee's employment hereunder shall terminate on the date provided in Section 6(e) hereof.

     (b) Termination by the Company. The Company may terminate the Employee's employment hereunder at any time for or without Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder upon (A) the engaging by the Employee in gross negligence or willful misconduct which is materially monetarily injurious to the Company and its subsidiaries on a consolidated basis, or (B) the conviction of the Employee of a felony involving moral turpitude. For purposes of this paragraph, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Employee shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Employee (i) reasonable notice (the "Preliminary Notice of Cause") setting forth, in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause, (ii) a reasonable opportunity for the Employee to cure any action alleged as the basis for termination under clause (A) above, (iii) a reasonable opportunity for the Employee, together with his counsel, to be heard before the Board, and (iv) a Notice of Termination stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Employee was guilty of conduct set forth in clauses (A) or (B) above. Upon receipt of the Preliminary Notice of Cause, the Employee shall have thirty (30) days in which to appear before the Board with counsel, or take such other action as he may deem appropriate, and such thirty (30) day period is hereby agreed to as a reasonable opportunity for the Employee to be heard.

     (c) Termination by the Employee. The Employee may terminate his employment hereunder at any time for or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) a failure by the Company to comply with any material provision of this Agreement (B) the assignment to the Employee by the Company of duties inconsistent with the Employee's position, authority, duties, responsibilities or status with the Company as in effect immediately after the date of execution of this Agreement including, but not limited to, any reduction whatsoever in such position, authority, duties, responsibilities or status, or a change in the Employee's titles or offices, as then in effect, or any removal of the Employee from, or any failure to re-elect the Employee to, any of such positions, except in connection with the termination of his employment on account of his death, disability, or for Cause, (C) any reduction in compensation or benefits without the Employee's prior written consent, (D) any other material change in the conditions of employment, (E) the occurrence of any Change of Control (as defined below), or (F) any purported termination of the Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection 6(d) hereof or, in the case of a termination allegedly for "Cause", which fails to satisfy the requirements of clauses (i) through (iv) of Section 6(b) hereof (and for purposes of this Agreement no such purported termination shall be effective). If the Company has not cured such event within 30 days of receipt of the preliminary notice of Good Reason, the Employee may terminate his employment for Good Reason by delivery of a Notice of Termination.

     (d) Notice of Termination. Any termination of the Employee's employment by the Company or by the Employee shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

     (e) Date of Termination. "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death, the date of his death, (ii) if the Employee's employment is terminated disability pursuant to Section 6(a) (ii) hereof, the date specified in the Notice of Termination, (iii) if the Employee's employment is terminated by the Company without Cause or by the Employee for Good Reason, either party hereto gives written Notice of Termination to the other of no less than twelve months, (iv) if the Employee's employment is terminated by the Company for Cause or if the Employee voluntarily terminates his employment for other than Good Reason, the date specified in the Notice of Termination.

7.   COMPENSATION UPON TERMINATION

     The compensation and benefit arrangements set forth in this Section 7 shall be paid or provided for by the Company upon any termination of the Employee's employment by the Company:

     (a) Upon his death, the Company shall pay the spouse or his dependent children or other dependents, in aggregate, (i) 6 months Base Salary and (ii) a bonus equal to 1/2 the annual target rate of bonus in the year when the Date of Termination occurs and (iii) continuation of the Housing Allowance and provision of the Motor Vehicle in Bermuda for the period ending the earlier of the date the dependents of the Employee leave Bermuda or 3 months after the Date of Termination and (iv) all Options granted to the Employee under the Plans which remain unvested shall immediately vest.

     (b) If the Company terminates the employment of the Employee under Section 6 (a) (ii) by reason of disability, the Company shall pay to the Employee, not less frequently than monthly, the amount of any difference between the level of long-term disability benefits required to be maintained under the benefit Plans, and the amount actually paid in satisfaction of such benefits by insurance, for so long as the Employee is disabled and remains entitled to benefits. Prior to termination for disability, full compensation and benefits shall continue to be provided to the Employee. In addition, there will be (i) a continuation of the Housing Allowance and provision of the Motor Vehicle in Bermuda for the period ending the earlier of the date the Employee leaves Bermuda or 3 months after the Date of Termination and (ii) all Options granted to the Employee under the Plans which remain unvested shall immediately vest and (iii) payment of a pro rata bonus for the fiscal year in which the Date of Termination occurs, based on the bonus paid to the employee for the previous fiscal year and the number of days elapsed in the current fiscal year as of the Date of Termination. After the Date of Termination because of disability, the Employee's medical coverage under the Benefit Plans shall continue to be provided at Company expense in accordance with provisions of Schedule 1.

     (c) If (i) the Company terminates the employment of the Employee under
Section 6(b) for Cause, or (ii) the Employee terminates employment without Good Reason, the Employee shall be paid all accrued salary and benefits through the Date of Termination and, except as provided in Section 7(e) hereof, the Company shall have no further obligations to the Employee after the Date of Termination.

     (d) If the Employee's employment terminates for any reason other than those reasons described in subsection (a), (b) or (c) of the Section 7: (i) the Employee shall continue to receive his Base Salary from the Company at the rate in effect hereunder on the Date of Termination periodically, in accordance with the Company's prevailing payroll practices for one year, and (ii) 1/12th of the annualised incentive bonus due by the Company to the Employee for the calendar year prior to the Date of Termination under Section 5(b) shall be paid to the Employee by the Company for each full calendar month for one year and (iii) all Options granted to the Employee under the Plans which remain unvested shall immediately vest and (iv) continuation of the Housing Allowance and provision of the Motor Vehicle in Bermuda for the period ending the earlier of the date the Employee leaves Bermuda or 3 months after the Date of Termination. In addition, the Employee shall be paid (I) all accrued salary and benefits through the Date of Termination, (ii) a pro rata bonus for the fiscal year in which the Date of Termination occurs, based on the bonus paid to the Employee for the previous fiscal year and the number of days elapsed in the current fiscal year as of the Date of Termination, and, (iii) except as provided in Sections 7 (e), (f) and
(g) hereof, the Company shall have no further obligations to the Employee after the Date of Termination.

     (e) If the Employee's employment terminates for any reason other than those reasons described in sub section (a), (b) or (c) of this section 7 in connection with a Change of Control (as herein defined), the Company shall pay the Employee the greater of (A) the amounts described clause (i) and (ii) of Section 7(d) hereof, in a single lump sum of (B) (i) 2 years of the last Base Salary and,
(ii) a bonus equal to two times the
target rate of bonus for the Employee in the year when the Date of Termination occurs, in a single lump sum.

     (f) Upon any termination of the Employee's employment hereunder, the Company will allow the Employee to receive all accrued benefits to which the Employee was entitled under the provisions of the Benefit Plans, and the Company shall have no further obligations to the Employee, except as may be provided under the express terms of this Agreement or of any such Benefit Plans or under the express terms of any option agreements entered into during the term of this Agreement, or in accordance with the survivorship provisions of Section 14 of this Agreement.


     (g) In the event that any payment to the Employee under this Agreement or otherwise is subject to the excise tax imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, the Company shall make an additional payment to the Employee such that his net after tax position shall be the same as if such excise tax had not been so imposed.

8.   INDEMNIFICATION

     The Company shall indemnify the Employee (and his legal representatives or other successors and heirs) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the laws of Bermuda, as in effect at the time of the subject act or omission, or the Certificate of Incorporation and Bye-Laws of the Company as in effect at such time or on the date of this Agreement, whichever affords or afforded greater protection to the Employee; and the Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors and heirs) may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries. If any action, suit or proceeding is brought or threatened against the Employee in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Employee shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense thereof and the employment of counsel and payment of all fees and expenses, provided however, that if a conflict of interest exists between the Company and the Employee such that it is not legally practicable for the Company to assume the Employee's defense, the Employee shall be entitled to retain separate counsel reasonably acceptable to the Company at the Company's expense.

9.   TAXES

     The Company shall deduct all taxes required by law from all amounts payable under this Agreement.

10.  CONFIDENTIALITY

     Unless otherwise required by law or judicial process, for the duration of this agreement and after its conclusion, the Employee shall retain all confidential information known to the Employee concerning the Company and its business for the shorter of (I) one year following such termination or (ii) until such information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the Employee's actions.

11.  COVENANTS NOT TO COMPETE OR INTERFERE

     In the event of a termination by the Company for Cause, without Cause or a termination by the employee without Good Reason, during the period ending six months from and after the Date of Termination with respect to such event, the Employee will not, other than on behalf of the Company, directly or indirectly, as a sole proprietor, agent, broker or intermediary, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation:

(a) Solicit or accept business (i) from any clients of the Company or its affiliates, (ii) from any prospective clients whose business the Company or any of its affiliates is in the process of soliciting at the time of the Employee's termination, or (iii) from any former clients which had been doing business with the Company within one year prior to the Employee's termination;

     (b) Solicit any employee of the Company or its affiliates to terminate such employee's employment with the Company; or

     (c) Nothing contained in this Section shall prohibit the Employee from making investments in or from serving as an officer or employee of a firm or corporation which is not directly or indirectly engaged in the same type of business as the Company.

     It is the desire and intent of the parties that the provisions of this
Section 11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 11 shall be adjudicated to be invalid or unenforceable, this Section 11 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 11 in the particular jurisdiction in which such adjudication is made. The Employee acknowledges that he has received good and valuable consideration for the non-competition obligation contained in this Section 11.


12.  SUCCESSORS; BINDING AGREEMENT

     (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee legal representatives or heirs.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (a "Successor Company") to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided, however, that no such succession shall relieve the Company o its obligations hereunder unless the assumption of this Agreement by a Successor Company is approved in writing by the Employee.

13.  NOTICE

     For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by registered mail return receipt requested, postage prepaid, addressed as follows:

     If to the Employee:
     -------------------

     Mark L. Pabst
     C/- PartnerRe Ltd.
     106 Pitts Bay Rd
     Pembroke HM-08

     If to the Company:
     ------------------

     PartnerRe Ltd:
     Attn:  Chief Executive Officer
     106 Pitts Bay Road
     Pembroke HM 08
     Bermuda

Or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.  SURVIVORSHIP

     The respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations set forth in Sections 5 through 8 and 10 through 12 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15.  MISCELLANEOUS

     The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties respecting the employment by the Company of the Employee or respecting the employment by the Company of the Employee. The parties further agree that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in the benefit Plans, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set Exhibit 10.1 forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Bermuda without giving effect to the conflict of law principles thereof.

16.  VALIDITY

     The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

17.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.  CHANGE OF CONTROL

     "Change of Control" means the happening of any of the following: (i) when any "person" (as that term issued in Sections 13 and 14 (d) (2) of the U.S. Securities and Exchange Act of 1034 ("Exchange Act")), is or becomes the beneficial owner (As that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 40% or more of the voting Stock, (ii) when, with any 24-month period, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Director") shall cease (for any reason other than death) to constitute at least a majority of the Board, provided that any director who was not a director as of the beginning of such period shall be deemed to be an Incumbent Director if such Director was elected to the Board by or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (ii), or (iii) the occurrence of a transaction requiring shareholder approval for the acquisition of any of the entities in the Company's Group including the Company (together the "Group") by an entity other than any member of the Group or any subsidiary of any such member, through purchase of assets, by merger or otherwise.

19.  GOVERNING LAW

     This Agreement shall be deemed to be made, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of Bermuda.

     IN WITNESS WHEREOF, the Company has caused its name to be ascribed to this Agreement by its duly authorized representative and the Employee has executed this Agreement effective as of the date set forth in Section 2 hereof.


     PARTNERRE LTD.



/s/ Patrick Thiele                          Date:  July 16, 2001
-------------------------                         ------------------------
Name:  Patrick Thiele
Title: Chief Executive Officer





/s/ Mark L. Pabst                           Date:  July 16, 2001
-------------------------                         ------------------------
Name:  Mark L. Pabst

                                   Schedule I

     To EMPLOYMENT AGREEMENT, by and between PartnerRe Ltd. (the "Company"), and Mark L. Pabst (the "Employee") effective 16 July 2001.

1.   Non-contributory Company Benefit Plans -

You will be eligible for all the Benefit Plans as set-up and administered for all Company employees:
Health Coverage - Major Medical, Dental and Hospitalization
Group Term Life Insurance
Short and Long Term Disability
Accidental Death and Dismemberment
Reimbursement of medical premiums in the US for as long as you are considered an employee of the Company.

2.   Retirement

The Company pension plan is a defined contribution plan in which the Company pays a contribution equal to 15% of your base salary, calculated on a monthly basis. There will be an option to have the Company make your pension contributions to a US tax qualified plan for American employees.

The initial company-paid pension contribution will include $7,416, which represents pension contributions on consulting fees prior to employment

3.   Housing Assistance

The Company will pay up to $7,500 per month in housing allowance, up to actual rental costs.

4.   Vacation

You are eligible to receive 25 vacation days per year, plus all local Bermuda public holidays.

5.   Travel

Business Class travel expenses will be reimbursed for all travel on Company business.

6.   Scooter

The Company shall provide for or reimburse the lease cost of two motor scooters for the duration of his employment with the Company.

7.   Household Goods Move
The Company agrees to ship all household goods from Bermuda at the end of the employee's assignment in Bermuda. This includes replacement cost insurance for all items.